UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)            December 12, 2018

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Ebix Way Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (678) 281-2020
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                         Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 12, 2018, Ebix declared that its Compensation Committee has accepted CEO Robin Raina’s request to forego his cash salary and instead accept Ebix stock for equivalent value every month, at the stock price prevailing at that time in the market. Ebix's CEO will receive stock instead of cash for a period of time, until the stock price is $150 per share or the economic equivalent as adjusted for future corporate actions such as stock splits that may occur from time to time.

Item 7.01               Regulation FD Disclosure.
Ebix also announced that it has decided to commit $100 million of cash to its stock repurchase plan with immediate effect, as part of its February 6, 2017 $150.0 million publicly-announced share repurchase plan, to take advantage of the present Ebix stock price.

On December 12, 2018, the Company issued a press release announcing the details regarding changes to its CEO's compensation and recommitment of its share repurchase plan. A copy of this press release is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01               Financial Statements and Exhibits.
Exhibits
99.1         Press release, dated December 12, 2018, issued by Ebix, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Sean T. Donaghy
Name:	Sean T. Donaghy
Title:	Chief Financial Officer(principal financial and accounting officer)

Dated: December 12, 2018